Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

ANTHONY “BUDDY” PISZEL NAMED CHIEF FINANCIAL OFFICER

FOR THE FIRST AMERICAN CORPORATION

SANTA ANA, Calif., Jan. 28, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, announced today that Anthony “Buddy” Piszel has been named chief financial officer and treasurer.

Piszel’s new responsibilities include overseeing First American’s financial reporting group, capital markets activities and investor relations.

Piszel comes to First American following a year and a half as executive vice president and chief financial officer for Freddie Mac. A seasoned veteran with more than 20 years of experience, his background also includes two years as chief financial officer for Health Net, Inc. and more than a decade in senior financial positions at Prudential Financial, Inc., including senior vice president and corporate controller, chief financial officer of the individual life insurance business and chief financial officer of the asset management and retirement business. During his tenure at Prudential, he also played a leading role in transforming Prudential from a private company to a public, SEC-registered company. Piszel’s extensive background also includes serving as an audit partner with Deloitte & Touche and two years as a practice fellow with the Financial Accounting Standards Board.

“The experience and insight Buddy brings to First American will be invaluable as we continue our efforts to maximize our operational results and effectively manage our capital,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation.

Piszel, who earned a bachelor’s degree in economics from Rutgers University and an M.B.A. from Golden Gate University, also serves on the board of directors of RehabCare Group, Inc. and is chairman of that company’s audit committee.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.2 billion in 2007, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and

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Anthony “Buddy” Piszel Named Chief Financial Officer for First American

opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Carrie Gaska	Mark Seaton
Corporate Communications	Investor Relations
The First American Corporation	The First American Corporation
(714) 250-3298 • cgaska@firstam.com	(714) 250-4264 • mseaton@firstam.com